Exhibit 99

News Release		The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President
Investor Relations (818) 223-7548

RYLAND REPORTS RESULTS FOR THE FOURTH QUARTER OF 2010

CALABASAS, Calif. (January 26, 2011) — The Ryland Group, Inc. (NYSE: RYL), today announced results for its quarter ended December 31, 2010.  Items of note included:

•                  Net loss was $19.1 million, or $0.43 per diluted share, for the quarter ended December 31, 2010, compared to net earnings of $39.0 million, or $0.88 per diluted share, for the same period in 2009.  The Company had pretax charges that totaled $15.4 million, or $0.35 per share, related to inventory and other valuation adjustments, write-offs and loan loss reserves for the quarter ended December 31, 2010. In 2009, the Company had an income tax benefit of $97.6 million;

•                  Cash, cash equivalents and marketable securities totaled $739.2 million at December 31, 2010;

•                  Active communities increased to 207 communities at December 31, 2010, from 202 communities and 182 communities at September 30, 2010 and December 31, 2009, respectively;

•                  Consolidated revenues totaled $227.1 million for the quarter ended December 31, 2010, representing a decrease of 45.7 percent from the quarter ended December 31, 2009;

•                  Housing gross profit margins averaged 14.3 percent, excluding inventory and other valuation adjustments, for the quarter ended December 31, 2010, compared to 14.2 percent for the quarter ended December 31, 2009.  Including inventory and other valuation adjustments, housing gross profit margins averaged 8.3 percent for the fourth quarter of 2010, compared to negative 1.6 percent for the same period in 2009;

•                  Selling, general and administrative expense totaled 13.2 percent of homebuilding revenues for the fourth quarter of 2010, compared to 16.4 percent for the third quarter of 2010 and 9.3 percent for the fourth quarter of 2009.  Selling, general and administrative expense dollars for the quarter ended December 31, 2010, decreased $8.3 million from the same period in the prior year;

•                  Average closing price increased to $243,000 for the quarter ended December 31, 2010, from $237,000 for the same period in the prior year;

•                  New orders decreased 19.9 percent to 776 units for the fourth quarter of 2010 from 969 units for the fourth quarter of 2009; and

•                  Net debt-to-capital ratio was 22.0 percent at December 31, 2010, compared to 6.6 percent at December 31, 2009. (Net debt-to-capital ratio is calculated as debt, net of cash, cash equivalents and marketable securities, divided by the sum of debt and total stockholders’ equity, net of cash, cash equivalents and marketable securities.)

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RYLAND FOURTH-QUARTER RESULTS

RESULTS FOR THE FOURTH QUARTER OF 2010

For the quarter ended December 31, 2010, the Company reported a consolidated net loss of $19.1 million, or $0.43 per diluted share, compared to consolidated net earnings of $39.0 million, or $0.88 per diluted share, for the same period in 2009.  For the quarter ended December 31, 2010, the Company had pretax charges that totaled $15.4 million related to inventory and other valuation adjustments, write-offs and loan loss reserves, compared to pretax charges that totaled $73.8 million for the same period in 2009. In 2009, the Company had an income tax benefit of $97.6 million.

The homebuilding segments reported a pretax loss of $17.2 million during the fourth quarter of 2010, compared to a pretax loss of $55.1 million for the same period in 2009.  This reduction in loss was primarily due to lower inventory and other valuation adjustments and write-offs and a decrease in interest expense, partially offset by reduced closing volume and a higher selling, general and administrative expense ratio.

Homebuilding revenues fell 45.5 percent to $221.1 million for the fourth quarter of 2010, compared to $405.3 million for the same period in 2009.  This decrease was primarily attributable to a 45.4 percent decline in closings that totaled 909 units for the quarter ended December 31, 2010, compared to 1,666 units for the same period in the prior year.  For the quarter ended December 31, 2010, the average closing price of a home increased by 2.5 percent to $243,000 from $237,000 for the same period in 2009.  Homebuilding revenues for the fourth quarter of 2010 included $412,000 from land sales, which resulted in net pretax earnings of $120,000, compared to homebuilding revenues for the fourth quarter of 2009 that included $10.1 million from land sales, which resulted in a net pretax loss of $736,000.

New orders of 776 units for the quarter ended December 31, 2010, represented a decrease of 19.9 percent, compared to new orders of 969 units for the same period in 2009.  For the fourth quarter of 2010, new order dollars declined 21.5 percent to $186.5 million from $237.6 million for the fourth quarter of 2009.  At December 31, 2010, backlog decreased 31.5 percent to 1,187 units from 1,732 units at December 31, 2009.  At December 31, 2010, the dollar value of the Company’s backlog was $297.4 million, reflecting a decline of 31.6 percent from December 31, 2009.

Housing gross profit margins averaged 14.3 percent, excluding inventory and other valuation adjustments, for the quarter ended December 31, 2010, compared to 14.2 percent for the quarter ended December 31, 2009.  Including inventory and other valuation adjustments, housing gross profit margins averaged 8.3 percent for the fourth quarter of 2010, compared to negative 1.6 percent for the same period in 2009.  The increase in average housing gross profit margins for the quarter ended December 31, 2010, compared to the quarter ended December 31, 2009, was primarily due to lower inventory and other valuation adjustments and reduced direct construction costs that related to homes closed during the quarter.  Sales incentives and price concessions averaged 11.6 percent for the fourth quarter of 2010, compared to 12.1 percent for the same period in 2009.  Selling, general and administrative expense totaled 13.2 percent of homebuilding revenues for the fourth quarter of 2010, compared to 16.4 percent for the third quarter of 2010 and 9.3 percent

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RYLAND FOURTH-QUARTER RESULTS

for the fourth quarter of 2009.  The increase in the selling, general and administrative expense ratio for the fourth quarter of 2010, compared to the fourth quarter of 2009, was primarily attributable to lower leverage resulting from a decline in revenues, partially offset by cost-saving initiatives.  Selling, general and administrative expense dollars for the quarter ended December 31, 2010, decreased $8.3 million from the same period in the prior year.  The homebuilding segments recorded $6.2 million of interest expense during the fourth quarter of 2010, compared to $6.9 million of interest expense during the fourth quarter of 2009.  This decrease in interest expense was primarily due to higher inventory-under-development resulting in a lower debt-to-inventory-under-development ratio.

Corporate expense was $5.4 million for the quarter ended December 31, 2010, compared to $6.3 million for the same period in 2009.  This decrease was primarily due to lower executive compensation costs for the fourth quarter of 2010, versus the fourth quarter of 2009.

During the fourth quarter of 2010, the Company used $66.2 million of cash for operating activities, provided $40.6 million of cash from investing activities and used $2.5 million of cash for financing activities.

For the quarter ended December 31, 2010, the financial services segment reported pretax earnings of $1.7 million, compared to pretax earnings of $776,000 for the same period in 2009.  This improvement was primarily due to reductions in loan indemnification expense, reserves related to the Company’s insurance captive and overhead costs, partially offset by lower origination income due to a 49.4 percent decline in volume.

ANNUAL RESULTS FOR 2010

For the year ended December 31, 2010, the Company reported a consolidated net loss of $85.1 million, or $1.93 per diluted share, compared to a consolidated net loss of $162.5 million, or $3.74 per diluted share, for the year ended December 31, 2009.  For the twelve months of 2010, the Company had pretax charges that totaled $54.6 million related to inventory and other valuation adjustments, write-offs and loan loss reserves, compared to pretax charges that totaled $224.6 million for the same period in 2009.  Additionally, the Company had pretax charges that totaled $19.3 million related to debt reduction for the year ended December 31, 2010, compared to a net gain that totaled $10.6 million related to debt reduction for the year ended December 31, 2009.

The homebuilding segments reported a pretax loss of $47.1 million for the twelve months of 2010, compared to a pretax loss of $245.3 million for the twelve months of 2009.  This reduction in loss was primarily due to lower inventory and other valuation adjustments and write-offs and higher gross profit margins, partially offset by increased interest expense, reduced closing volume and a higher selling, general and administrative expense ratio.

Homebuilding revenues declined 16.9 percent to $1.0 billion for the twelve months of 2010, compared to $1.2 billion for the twelve months of 2009.  This decrease was primarily attributable to a 17.2 percent decline in closings, partially offset by a rise in average closing price.  Closings totaled 4,245 units for the twelve months

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RYLAND FOURTH-QUARTER RESULTS

of 2010, compared to 5,129 units for the same period in the prior year.  For the year ended December 31, 2010, the average closing price of a home increased to $242,000 from $240,000 for the year ended December 31, 2009.  Homebuilding revenues for the twelve months of 2010 included $5.4 million from land sales, which resulted in net pretax earnings of $885,000, compared to homebuilding revenues for the twelve months of 2009 that included $11.0 million from land sales, which resulted in a net pretax loss of $983,000.

Housing gross profit margins averaged 14.8 percent, excluding inventory and other valuation adjustments, for the year ended December 31, 2010, compared to 10.2 percent for the year ended December 31, 2009.  Including inventory and other valuation adjustments, housing gross profit margins averaged 11.4 percent for the twelve months of 2010, compared to negative 5.5 percent for the twelve months of 2009.  The increase in average housing gross profit margins for the year ended December 31, 2010, compared to the year ended December 31, 2009, was primarily due to lower inventory and other valuation adjustments, reduced sales discounts and allowances and lower direct construction costs that related to homes closed during the period.  Sales incentives and price concessions averaged 11.3 percent for the year ended December 31, 2010, compared to 15.4 percent for the year ended December 31, 2009.  Selling, general and administrative expense totaled 12.9 percent of homebuilding revenues for the twelve months of 2010, compared to 12.4 percent of homebuilding revenues for the twelve months of 2009.  This increase in the selling, general and administrative expense ratio was primarily attributable to lower leverage resulting from a decline in revenues and allowances that totaled $3.3 million recorded against notes receivable, partially offset by cost-saving initiatives.  Selling, general and administrative expense dollars for the year ended December 31, 2010, decreased $21.2 million from the year ended December 31, 2009.  The homebuilding segments recorded $26.5 million of interest expense during the twelve months of 2010, compared to $14.4 million of interest expense during the twelve months of 2009. This increase in interest expense was primarily due to additional senior debt and lower average inventory-under-development resulting in a higher average debt-to-inventory-under-development ratio.

Corporate expense was $25.1 million for the twelve months of 2010, compared to $28.3 million for the twelve months of 2009.  This decrease was primarily due to a $2.0 million expense related to the retirement of the Company’s former CEO in 2009, as well as to lower executive compensation costs.

For the year ended December 31, 2010, the financial services segment reported pretax earnings of $845,000, compared to a pretax loss of $309,000 for the year ended December 31, 2009.  This improvement was primarily due to reductions in loan indemnification expense and overhead costs, partially offset by lower origination income due to a 21.3 percent decline in volume.

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RYLAND FOURTH-QUARTER RESULTS

OVERALL EFFECTIVE TAX RATE

The Company’s effective income tax rate for the year ended December 31, 2010, was 0.2 percent, compared to an effective tax benefit rate of 37.4 percent for the year ended December 31, 2009.  For the years ended December 31, 2010 and 2009, the Company recorded net valuation allowances against its deferred tax assets of $32.7 million and $2.1 million, respectively.  As of December 31, 2010, the balance of the Company’s deferred tax valuation allowance was $253.8 million.

SUBSEQUENT EVENT—CORPORATE REORGANIZATION

The Company has been a leader in the homebuilding industry with respect to the efficiency of its organization.  However, its current volume levels require the Company to look at even more efficient ways of managing its business.  After reviewing a variety of options, the decision was made to replace the Company’s current two-region operating structure with a single homebuilding management team.  This reorganization, coupled with additional downsizing completed within both the corporate and mortgage organizations, should result in substantial annual savings and improved operational efficiency in 2011 and beyond.  This streamlined and decentralized structure allows the Company to efficiently address the needs of its divisions, which are the front line of the Company’s business.  As the Company begins to grow its business, this new structure has the flexibility to address growth for the foreseeable future.

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RYLAND FOURTH-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 290,000 homes and financed more than 245,000 mortgages.  The Company currently operates in 15 states and 19 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, the impact of government stimulus and tax programs, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  changes and developments in the mortgage lending market, including revisions to underwriting standards for borrowers;

•                  the availability and cost of land and the future value of land held or under development;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of homes;

•                  increased prices for labor, land and raw materials used in the production of homes;

•                  increased competition, including continued competition and price pressure from distressed home sales;

•                 failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                  failure or inability of the Company to realize the expected savings from the corporate reorganization;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

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Five financial-statement pages to follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except share data)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
REVENUES
Homebuilding	$221,088	$405,347	$1,031,758	$1,241,711
Financial services	6,027	13,033	32,134	41,902
TOTAL REVENUES	227,115	418,380	1,063,892	1,283,613

EXPENSES
Cost of sales	198,893	416,082	915,723	1,318,847
Loss (earnings) from unconsolidated joint ventures	3,914	(103)	3,671	(333)
Selling, general and administrative	29,196	37,523	132,968	154,186
Financial services	4,359	12,257	31,289	42,211
Corporate	5,350	6,279	25,125	28,321
Interest	6,243	6,898	26,526	14,350
TOTAL EXPENSES	247,955	478,936	1,135,302	1,557,582

OTHER INCOME (LOSS)
Gain from marketable securities, net	1,476	1,987	5,774	3,725
(Loss) income related to early retirement of debt, net	-	-	(19,308)	10,573
TOTAL OTHER INCOME (LOSS)	1,476	1,987	(13,534)	14,298
Loss before taxes	(19,364)	(58,569)	(84,944)	(259,671)
Tax (benefit) expense	(225)	(97,588)	195	(97,197)
NET (LOSS) EARNINGS	$(19,139)	$39,019	$(85,139)	$(162,474)

NET (LOSS) EARNINGS PER COMMON SHARE
Basic	$(0.43)	$0.89	$(1.93)	$(3.74)
Diluted	(0.43)	0.88	(1.93)	(3.74)

AVERAGE COMMON SHARES
OUTSTANDING
Basic	44,150,493	43,831,135	44,050,013	43,464,955
Diluted	44,150,493	44,473,301	44,050,013	43,464,955

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2010	2009

ASSETS
Cash, cash equivalents and marketable securities
Cash and cash equivalents	$226,647	$285,199
Restricted cash	74,788	71,853
Marketable securities, available-for-sale	437,795	457,854
Total cash, cash equivalents and marketable securities	739,230	814,906
Housing inventories
Homes under construction	275,487	338,909
Land under development and improved lots	401,466	266,286
Inventory held-for-sale	34,159	62,140
Consolidated inventory not owned	88,289	-
Total housing inventories	799,401	667,335
Property, plant and equipment	19,506	21,858
Current taxes receivable, net	-	99,043
Other	94,566	91,245
TOTAL ASSETS	1,652,703	1,694,387

LIABILITIES
Accounts payable	63,384	78,533
Accrued and other liabilities	147,779	177,814
Debt	879,878	856,178
TOTAL LIABILITIES	1,091,041	1,112,525

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized—10,000 shares Series A Junior Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized—199,990,000 shares Issued—44,187,956 shares at December 31, 2010 (43,845,455 shares at December 31, 2009)	44,188	43,845
Retained earnings	453,801	534,906
Accumulated other comprehensive income	1,867	3,111
TOTAL STOCKHOLDERS’ EQUITY FOR THE RYLAND GROUP, INC.	499,856	581,862
NONCONTROLLING INTEREST	61,806	-
TOTAL EQUITY	561,662	581,862
TOTAL LIABILITIES AND EQUITY	$1,652,703	$1,694,387

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
(LOSS) EARNINGS BEFORE TAXES (in thousands)
Homebuilding
North	$(3,517)	$(41,872)	$(16,897)	$(101,520)
Southeast	(8,755)	(12,104)	(22,277)	(99,362)
Texas	230	(1,973)	(1,614)	(6,994)
West	(5,116)	896	(6,342)	(37,463)
Financial services	1,668	776	845	(309)
Corporate and unallocated	(3,874)	(4,292)	(38,659)	(14,023)
Total	$(19,364)	$(58,569)	$(84,944)	$(259,671)
NEW ORDERS
Units
North	214	265	1,097	1,581
Southeast	211	267	1,156	1,431
Texas	291	286	1,083	1,503
West	60	151	364	787
Total	776	969	3,700	5,302
Dollars (in millions)
North	$57	$72	$289	$416
Southeast	45	62	246	322
Texas	68	70	263	346
West	16	34	91	175
Total	$186	$238	$889	$1,259
CLOSINGS
Units
North	317	504	1,280	1,635
Southeast	272	451	1,281	1,349
Texas	243	473	1,153	1,461
West	77	238	531	684
Total	909	1,666	4,245	5,129
Average closing price (in thousands)
North	$263	$264	$266	$263
Southeast	211	222	221	233
Texas	243	230	244	226
West	270	224	231	228
Total	$243	$237	$242	$240
OUTSTANDING CONTRACTS			December 31,
Units			2010	2009
North			337	520
Southeast			356	481
Texas			441	511
West			53	220
Total			1,187	1,732
Dollars (in millions)
North			$95	$146
Southeast			77	114
Texas			110	127
West			15	48
Total			$297	$435
Average price (in thousands)
North			$283	$281
Southeast			217	237
Texas			249	249
West			285	216
Total			$251	$251

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION

(in thousands, except origination data)

	Three months ended December 31,		Twelve months ended December 31,
RESULTS OF OPERATIONS	2010	2009	2010	2009
REVENUES
Income from origination and sale of mortgage loans, net	$4,241	$9,924	$23,933	$32,449
Title, escrow and insurance	1,677	2,961	7,700	8,927
Interest and other	109	148	501	526
TOTAL REVENUES	6,027	13,033	32,134	41,902
EXPENSES	4,359	12,257	31,289	42,211
PRETAX EARNINGS (LOSS)	$1,668	$776	$845	$(309)

OPERATIONAL DATA

Retail operations:
Originations (units)	689	1,368	3,183	4,008
Ryland Homes originations as a
percentage of total originations	100.0%	99.6%	99.9%	99.8%
Ryland Homes origination capture rate	81.4%	86.0%	81.2%	83.5%

OTHER CONSOLIDATED SUPPLEMENTAL INFORMATION
(in thousands)
	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Interest incurred	$15,355	$14,213	$59,852	$53,728
Interest capitalized during the period	9,111	7,265	33,321	39,127
Amortization of capitalized interest included in cost of sales	8,403	21,072	43,238	54,309
Depreciation and amortization	3,939	7,281	17,337	25,068

THE RYLAND GROUP, INC. and Subsidiaries

NON-GAAP FINANCIAL DISCLOSURE RECONCILIATION

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
HOUSING GROSS MARGINS
HOUSING REVENUES	$220,676	$395,285	$1,026,321	$1,230,691

HOUSING COST OF SALES
Cost of sales	189,124	339,130	874,860	1,104,714
Inventory valuation adjustments and write-offs	13,336	62,575	34,393	193,113
TOTAL HOUSING COST OF SALES	202,460	401,705	909,253	1,297,827

GROSS MARGINS	$18,216	$(6,420)	$117,068	$(67,136)
GROSS MARGIN PERCENTAGE	8.3%	(1.6)%	11.4%	(5.5)%

GROSS MARGINS, excluding inventory valuation adjustments and write-offs	$31,552	$56,155	$151,461	$125,977
GROSS MARGIN PERCENTAGE, excluding inventory valuation adjustments and write-offs	14.3%	14.2%	14.8%	10.2%

Gross margins on home sales, excluding inventory valuation adjustments, is a non-GAAP financial measure and is defined by the Company as revenue from home sales less costs of homes sold, excluding the Company's inventory valuation adjustments recorded during the period. Management finds this to be a useful measure in evaluating the Company’s performance because it discloses the profit the Company generates on homes it actually delivered during the period, as the inventory valuation adjustments relate, in part, to inventory that was not delivered during the period.  It assists the Company’s management in making strategic decisions regarding its construction pace, product mix and product pricing based upon the profitability it generated on homes the Company currently delivers or sells.  The Company believes investors will also find gross margins on home sales, excluding inventory valuation adjustments, to be important and useful because it discloses a profitability measure that can be compared to a prior period without regard to the variability of inventory valuation adjustments. In addition, to the extent that the Company’s competitors provide similar information, disclosure of its gross margins on home sales, excluding inventory valuation adjustments, helps readers of the Company’s financial statements compare profits to its competitors with regard to the homes they deliver in the same period.  In addition, because gross margins on home sales is a financial measure that is not calculated in accordance with GAAP, it may not be completely comparable to similarly titled measures of the Company’s competitors due to potential differences in methods of calculation and charges being excluded.